Exhibit 99.1

Senomyx Announces Fourth Quarter and Year-End 2004 Financial Results

Submits FEMA GRAS Applications for Savory Enhancers

Signs New Collaboration Agreement with Nestlé

LA JOLLA, CA, February 10, 2005 – Senomyx, Inc. (NASDAQ: SNMX), today reported financial results for the quarter and year ended December 31, 2004. As of December 31, 2004, the Company had cash, cash equivalents and investments available for sale of $40.8 million, compared to $17.1 million at December 31, 2003, representing a 139% increase over the previous year end.

“Senomyx made significant progress across a number of critical fronts during 2004, including addressing our financing needs with an IPO in June, advancing our first product candidates into the regulatory review process and establishing a new collaborative agreement. During the fourth quarter, we submitted applications to the Flavor and Extract Manufacturers Association, or FEMA, for the review of our savory enhancer product candidates S336 and S807.  This is a significant milestone for Senomyx since it represents an important step towards commercialization.  We anticipate receiving the results of the FEMA Expert Panel review during the first half of 2005,”commented Kent Snyder, President and CEO of Senomyx.  “In addition, we’re pleased that during the fourth quarter we entered into an exclusive five-year discovery and development collaboration with Nestlé SA for the discovery and commercialization of novel flavor ingredients in the coffee and coffee whitener fields.  We hope to build on this momentum and continue toward our goal of establishing additional collaborations,” added Snyder.

Financial Review:

Revenues for the fourth quarter and year, respectively, were $2.1 million and $8.3 million, compared to $2.8 million and $9.5 million for the same periods in 2003.

Research and development expenses were $16.9 million for 2004, compared to $16.8 million for 2003.  In the fourth quarter, R&D expenses were $4.8 million, compared to $4.5 million for the same period in 2003, an increase of 8% due primarily to costs associated with regulatory filings for the Company’s savory enhancer product candidates S336 and S807.

General and administrative expenses were $5.6 million for 2004, compared to $4.1 million for 2003, an increase of 36%, due primarily to costs associated with being a public company.  In the fourth quarter, G&A expenses were $2.1 million in 2004, compared to $1.1 million for the same period in 2003.

Non-cash, stock-based compensation expense was $6.0 million for 2004, compared to $6.3 million for 2003.  In the fourth quarter, non-cash, stock-based compensation expense was $1.4 million in 2004, compared to $2.5 million for the same period in 2003.

The net loss for the fourth quarter of 2004 was $6.0 million, or $0.24 per share, compared to a net loss for the same period in 2003 of $5.3 million, or $2.95 per share. The net loss for the year ended December 31, 2004 was $19.7 million, or $1.40 per share, compared to a net loss for the same period in 2003 of $17.5 million, or $10.03 per share.

Upon the close of the Company’s IPO on June 25, 2004, all of the Company’s preferred stock converted to 16,205,306 shares of common stock.  If that conversion had taken place prior to January 1, 2003, the pro forma net loss per common share would have been $0.24 and $0.89 for the three months and year ended December 31, 2004, compared to $0.29 and $0.97 for the same periods in 2003, respectively.

Recent Highlights:

•                  Announced the submission of applications for review of two savory enhancer product candidates, S336 and S807, by the Expert Panel of FEMA for Generally Recognized as Safe (GRAS) determination.  The GRAS process was established in 1958 under the provisions of the Food, Drug, and Cosmetic Act administered by the United States Food and Drug Administration.  In 1960, FEMA established the FEMA Expert Panel as an independent group of scientific experts to review the safety of flavoring substances and to ensure that such substances added to foods are safe for their intended use.  The Expert Panel has operated continuously since it was first appointed in 1960 and has determined more than two thousand substances are GRAS.

•                  Announced an exclusive five-year discovery and development collaboration with Nestlé SA for the discovery and commercialization of novel flavor ingredients in the coffee and coffee whitener fields.  Under the terms of the new agreement, Nestlé has agreed to pay discovery and development funding for up to five years based on research progress, and milestone payments upon achievement of specific product discovery and development goals. The combined total of research funding and milestone payments could exceed $13 million if all milestones are met. Upon commercialization, the Company would receive royalty payments based on sales of products containing new flavor ingredients developed under the agreement.

•                  Advanced progress of the sweet enhancer discovery and development program with the discovery of S679, which demonstrated significant enhancement activity in carbohydrate sweetener-based product prototypes.

•                  Strengthened regulatory capabilities with the appointment of Fred Shinnick, Ph.D., to the position of Executive Director, Regulatory Affairs. Dr. Shinnick has extensive experience in food safety and regulatory affairs, having worked in this capacity at Cargill, Altus Food Company, Monsanto, and Quaker Oats Company.

•                  Strengthened product development capabilities with the appointment of Rhondi Shigemura to the position of Senior Director, Product Development.  Ms. Shigemura has extensive experience in food and beverage product development, having worked in this capacity at Jamba Juice, Case Swayne Company and Hunt-Wesson Foods.

Financial Outlook for 2005:

“During 2005 we will continue to closely manage our cash usage as we advance our discovery and development programs towards commercialization,” said John Poyhonen, Vice President, Chief Financial and Business Officer.  For the full year, Senomyx expects:

•                  Total revenues of $11.0 million

•                  Total operating expenses between $31.9 million and $33.7 million, of which $6.1 million to $6.6 million will be non-cash stock-based compensation expense, assuming the implementation of SFAS 123(R) in the third quarter of 2005

•                  Full year net loss between $20.5 million and $22.3 million

•                  Full year basic and diluted loss per share between $0.82 and $0.89

•                  Net cash used in operating activities, on average, of between $1.0 million and $1.2 million per month.

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) on February 10, 2005 to discuss these financial results and provide an update on the Company. To access the call in the U.S. dial 877-407-8289 or outside the U.S. dial 201-689-8341. The participant passcode for this conference call is 00137628.

Additionally, the call will be webcast under the investor relations section of Senomyx’s website at www.Senomyx.com and will be archived there for 30 days following the conclusion of the conference call.

About Senomyx

Senomyx is a biotechnology company using proprietary taste receptor-based assays, screening technologies, and optimization chemistry to discover and develop novel flavor enhancers and taste modulators for the packaged food and beverage industry. Senomyx’s current programs focus on the development of flavor enhancers and taste modulators in four taste areas: savory, sweet, salt and bitter. Senomyx has entered into product discovery and development collaborations with four of the world’s leading packaged food and beverage companies: Campbell Soup Company, The Coca-Cola Company, Kraft Foods Global, Inc. and Nestlé SA.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the anticipated timing for receipt of the results from the FEMA Expert Panel for the Company’s savory enhancers; the progress and capabilities of Senomyx’s discovery and development programs; the benefits to be derived from relationships with Senomyx’s product discovery and development collaborators, technology collaborators and licensors and Senomyx’s ability to enter into and maintain these relationships; Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and commercialize products incorporating Senomyx’s flavor enhancers and taste modulators and Senomyx’s savory enhancers’ ability to reduce or eliminate the need for added MSG in packaged foods and beverages; the continued funding of Senomyx discovery and development programs by its collaborators; Senomyx’s ability to strengthen discovery and development capabilities; and whether any published scientific discoveries of the Company contribute to commercial products or the Company’s ability to generate revenues. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor enhancers or taste modulators Senomyx may discover; Senomyx may be unable to develop flavor enhancers or taste modulators useful for formulation into products; Senomyx or its collaborators may be unable to obtain and maintain the GRAS determination or regulatory approval required for flavor enhancers or taste modulators to be incorporated into products that are sold; even if Senomyx or its collaborators receive a GRAS determination or regulatory approval and incorporate Senomyx flavor enhancers or taste modulators into products, those products may never be commercially successful; and Senomyx’s ability to compete in the flavor and flavor enhancer market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Prospectus filed with the Securities and Exchange Commission on June 22, 2004 and its 10-Q for the period ended September 30, 2004, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:

Financial	Investor Relations
John Poyhonen	Susan Neath
Senomyx, Inc.	Atkins + Associates
858-646-8302	858-527-3486

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)
Revenues	$2,127	$2,765	$8,347	$9,537

Operating expenses:
Research and development	4,818	4,456	16,907	16,802
General and administrative	2,127	1,143	5,553	4,096
Non-cash stock-based compensation	1,411	2,507	6,036	6,290
Total operating expenses	8,356	8,106	28,496	27,188

Loss from operations	(6,229)	(5,341)	(20,149)	(17,651)

Other income, net	208	50	435	198

Net loss	$(6,021)	$(5,291)	$(19,714)	$(17,453)

Basic and diluted net loss per share	$(0.24)	$(2.95)	$(1.40)	$(10.03)

Weighted average shares used in computing basic and diluted net loss per share	24,953	1,792	14,041	1,739

Pro forma basic and diluted net loss per share	$(0.24)	$(0.29)	$(0.89)	$(0.97)

Weighted average shares used in computing pro forma basic and diluted net loss per share	24,953	17,998	22,143	17,945

Condensed Balance Sheets

(in thousands)

	December 31, 2004	December 31, 2003
	(unaudited)

Cash, cash equivalents and investments available for sale	$40,847	$17,058
Other current assets	1,213	1,257
Property and equipment, net	1,742	2,125
Total assets	$43,802	$20,440

Current liabilities	$3,361	$1,740
Deferred revenue	1,858	1,415
Long-term liabilities	210	181
Stockholders’ equity	38,373	17,104
Total liabilities and stockholders’ equity	$43,802	$20,440